Exhibit 3.4
FIRST AMENDMENT TO
SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
MARLIN MIDSTREAM PARTNERS, LP

This First Amendment to the Second Amended and Restated Limited Partnership Agreement of MARLIN MIDSTREAM PARTNERS, LP (the “Amendment”), dated as of May 19, 2015 (the “Effective Date”), is entered into by Azure Midstream Partners GP, LLC (formerly known as Marlin Midstream GP, LLC), a Delaware limited liability company (the “General Partner”) as general partner of Azure Midstream Partners, LP (formerly known as Marlin Midstream Partners, LP), a Delaware limited partnership (the “Partnership”). Capitalized terms used but not defined herein are used as defined in the Second Amended and Restated Agreement of Limited Partnership of Marlin Midstream Partners, LP, dated as of February 27, 2015 (the “Partnership Agreement”).

RECITALS:

WHEREAS, Section 13.1(a) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect a change in the name of the Partnership;

WHEREAS, the General Partner has determined that it is in the best interest of the Partnership to adopt this Amendment in order to reflect changes to the name of the Partnership and the General Partner, which name changes were effected as of the date hereof; and

WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(a) of the Partnership Agreement, the General Partner desires to amend the Partnership Agreement to reflect the name change of the Partnership.

NOW, THEREFORE, the Partnership Agreement is amended as follows:

Section 1.     Name Changes. Each reference in the Partnership Agreement to: (a) “Marlin Midstream Partners, LP” is hereby amended and replaced with “Azure Midstream Partners, LP”; and (b) “Marlin Midstream GP, LLC” is hereby amended and replaced with “Azure Midstream Partners GP, LLC”.

Section 2.    General Authority. The appropriate officers of the General Partner are hereby authorized to make such further clarifying and conforming changes they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment.

Section 3.    Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 4.    Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the General Partner has executed this Amendment to be effective as of the date first set forth above.

GENERAL PARTNER:

AZURE MIDSTREAM PARTNERS GP, LLC

By: /s/Eric T. Kalamaras
Name:    Eric T. Kalamaras
Title:    Chief Financial Officer